Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIODS ENDED SEPTEMBER 30, 2025

LITTLE ELM, TEXAS, November 14, 2025 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $10.1 million for the third quarter of 2025 and an operating loss of $3.7 million for the period, as compared to total net sales for the same period last year of $10.3 million and an operating loss of $5.1 million. For the first nine months of the year, net sales were $28.8 million and operating losses were $13.5 million as compared to 2024 net revenues of $24.0 million and operating losses of $13.9 million.

Tariffs continue to have a material impact on our results of operation and financial position. The tariff rate on needles and syringes imported from China as of September 30, 2025 was 130% and the rate on other products imported from China was 30%. We spent $2.3 million on tariffs in the first nine months of 2025. We are working to lessen the financial impact of tariffs and have shifted to a larger proportion production to our U.S. facility. In the first nine months of 2025, 38.3% of our products were manufactured in the U.S. as compared to 10% in the same period of 2024. We implemented reductions in force in the second and third quarters of 2025 to offset the increase in costs from higher domestic manufacturing.

For the three months ended September 30, 2025, our net income was $371 thousand, including unrealized gains on third party debt and equity investments of $2.4 million. For the nine months ended September 30, 2025, our net loss was $10.2 million, including unrealized losses of $3.2 million in third party debt and equity investments, offset by the receipt of $1.9 million in settlement proceeds.

Retractable reports the following results of operations for the three and nine months ended September 30, 2025 and 2024, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on November 14, 2025 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended September 30, 2025 and September 30, 2024

Domestic sales accounted for 91.1% and 93.1% of total revenues for the three months ended September 30, 2025 and 2024, respectively. Domestic revenues decreased 4.6%, while domestic unit sales decreased 20.4%. Domestic unit sales represented 83.9% of total unit sales for the three months ended September 30, 2025 compared to 92.4% for the same period last year. The decrease in unit sales did not translate into a proportional decrease in domestic revenues, primarily due to an increase in average domestic selling price. The average selling price was impacted by change in product mix. The average domestic selling price increased due to decreased EasyPoint® needle sales in relation to all products sold.

International revenues for the three months ended September 30, 2025 increased 25% compared to the same period in 2024. However, the average international selling price per unit declined relative to the third quarter of 2024, primarily due to a shift in product mix. International sales for the three months ended September 30, 2025 included EasyPoint® needles sold at a discount to certain international customers which reduced the overall average selling price. There remains uncertainty regarding the timing of future international orders.

Overall, units sales decreased 12.4%.

Cost of manufactured product decreased 20.1% compared to the same period last year primarily due to lower unit sales. The decrease also reflects a favorable shift in product mix, with a higher proportion of VanishPoint® syringe sales relative to EasyPoint® needles during the three months ended September 30, 2025, contributing to higher overall gross margins. Royalty expense decreased 6.5% primarily due to the decrease in gross sales.

Tariffs are expected to continue to materially impact our costs in future periods. Approximately $172 thousand was spent on tariff expenses in the third quarter of 2025. These costs are included in Cost of manufactured product.

Operating expenses increased 4.3% primarily due to product donations of inventory nearing expiration and higher bad debt expense.

The loss from operations was $3.7 million compared to a loss of approximately $5.1 million for the same period last year. The improvement was primarily driven by higher gross margin in the current period, reflecting lower tariff costs compared to the prior year, partially offset by higher domestic manufacturing costs associated with our shift to greater U.S.-based production.

The unrealized gain on debt and equity securities was $2.4 million due to the increased market values of those securities.

The provision for income taxes was $1.7 thousand as compared to a benefit for income taxes of $31 thousand for the same period in 2024. The change is primarily due to reporting income for the three months ended September 30, 2025, compared with a net loss for the three months ended September 30, 2024.

Comparison of Nine Months Ended September 30, 2025 and September 30, 2024

Domestic sales accounted for 87.1% and 88.8% of total revenues for the nine months ended September 30, 2025 and 2024, respectively. Domestic revenues increased 18.0%, while domestic unit sales increased 11.8%. Domestic unit sales represented 78.0% of total unit sales for the nine months ended September 30, 2025 compared to 87.6% for the same period last year. The average domestic selling price was positively impacted by a shift in product mix to more VanishPoint® unit sales in the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.

International revenues for the nine months ended September 30, 2025 increased 38.1% compared to the same period in 2024. However, average international selling price per unit declined relative to the first nine months of 2024, primarily due to a shift in product mix. International sales for the nine months ended September 30, 2025 included EasyPoint® needles sold at a discount to certain international customers which reduced the overall average selling price. There remains uncertainty regarding the timing of future international orders.

Overall, units sales increased 25.5%.

Cost of manufactured product increased 22.1% principally due to increased unit sales and higher inventory write-off expense relating to products nearing expiration. Royalty expense increased 11.0% primarily due to the increase in gross sales.

Tariffs are expected to continue to materially impact our costs in future periods. Approximately $2.3 million was spent on tariff expenses in the first nine months of 2025. These costs are included in Cost of manufactured product.

Operating expenses remained consistent.

The loss from operations was $13.5 million compared to a loss of approximately $13.9 million for the same period last year. This was primarily due to a decrease in legal and litigation fees.

The unrealized loss on debt and equity securities was $3.2 million due to the decreased market values of those securities.

In May 2025, we received a settlement payment of $1.9 million related to the resolution of litigation with former legal counsel. The amount was recorded in Litigation proceeds during the second quarter ended June 30, 2025.

The provision for income taxes was $289 thousand as compared to a provision for income taxes of $8.4 million for the same period in 2024. The difference is primarily related to fully reserving our deferred tax asset in the second quarter of 2024.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: tariffs; material changes in demand; Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer